CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
RAPIDTRON, INC.

I, the undersigned President and Secretary of RAPIDTRON, INC., does hereby certify that:

The Board of Directors of said Corporation, by majority consent of the directors on January 17, 2003 adopted a resolution to amend Article VI, Section 1 of the original Articles as follows:

Article VI - CAPITAL STOCK

Section 1. Authorized Shares. The total number of shares which this corporation is authorized to issued is 100,000,000 shares of common of $0.001 par value and 5,000,000 shares of Preferred Stock of $0.001 par value. The authority of the Corporation to issue non-voting convertible and/0r non-voting non-convertible preferred shares together with additional classes of shares may be limited by resolution of the Board of Directors of Corporation.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 19,993,752; that the said changes and amendments have been consented to and approved by a majority consent of the stockholders holding 70% of stock outstanding and entitled to vote thereon on January 17, 2003, which is a sufficient number of votes to approve this amendment.

Dated: April 30, 2003

                                                                                                    /s/ Dr. John Veltheer
                                                                                                    Dr. John Veltheer, President

                                                                                                    /s/ Dr. John Veltheer
                                                                                                    Dr. John Veltheer, Secretary